EXHIBIT 99.1

DAVIDsTEA Obtains Court Order Extending Stay of Proceedings Under CCAA

MONTREAL, March 19, 2021 - DAVIDsTEA Inc. (Nasdaq:DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announces that the Québec Superior Court today issued an Order extending to June 4, 2021 the previously-announced stay of all proceedings against the Company under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”).

The Court Order and related documents will be available at www.pwc.com/ca/davidstea. The Company will continue to provide updates throughout the CCAA restructuring process as events warrant.

About DAVIDsTEA

DAVIDsTEA is a leading branded retailer and growing wholesaler of specialty loose-leaf tea, offering a differentiated selection of proprietary signature blends, single-origin teas, pre-packaged teas, tea sachets and tea-related gifts and accessories primarily through its e-commerce platform at www.davidstea.com. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea accessible to a wide audience. A selection of DAVIDsTEA products is available in more than 2,500 grocery stores and pharmacies across Canada. The Company also operates 18 retail stores in Canada. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
Maison Brison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca